Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2021, except for the revision to the segment information disclosure in Note 1 as to which the date is July 16, 2021, with respect to the consolidated financial statements of Support.com, Inc. as of and for the years ended December 31, 2020 and 2019 which report appears in the Form 8-K of Greenidge Generation Holdings Inc. filed on September 15, 2021. We also consent to the reference to our firm under the heading “Experts” in the Base Prospectus and Sales Agreement Prospectus, which are part of this Registration Statement.

/s/ Plante & Moran, PLLC
Denver, Colorado
September 19, 2022